SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 23, 2002

FRANKLIN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	0-24133	62-1376024

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Public Square, Franklin, Tennessee	37064

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(615) 790-2265

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

     On July 23, 2002, Franklin Financial Corporation (the “Company”) signed a definitive Affiliation Agreement which provides for the acquisition of the Company by Fifth Third Bancorp, an Ohio corporation (“Fifth Third”) through the merger of the Company with and into a wholly owned subsidiary of Fifth Third.

     As a result of the merger, each issued and outstanding share of common stock of the Company will be exchanged for a fractional share of Fifth Third common stock based on the Average Closing Price (as defined below) of Fifth Third common stock, with the exact exchange ratio to be determined as follows:

•	if the Average Closing Price is equal to or less than $63.13, the exchange ratio will be 0.4039 shares of Fifth Third common stock for each share of common stock of the Company;

•	if the Average Closing Price is equal to or greater than $66.55, the exchange ratio will be 0.3832 shares of Fifth Third common stock for each share of common stock of the Company; and

•	if the Average Closing Price is between $63.13 and $66.55, the exchange ratio will be equal to the quotient obtained by dividing $25.50 by the Average Closing Price.

The Average Closing Price is defined as the average of the closing prices for a share of Fifth Third common stock on the Nasdaq National Market for the ten consecutive trading days ending on the fifth trading day preceding the closing of the merger.

     The merger is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     The Affiliation Agreement provides that each option granted by the Company to purchase shares of common stock of the Company which is outstanding and unexercised immediately prior to the effective time of the merger will be converted into and become a right to purchase shares of Fifth Third common stock. The number of shares of Fifth Third common stock subject to each option will be equal to the number of shares of common stock of the Company subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio, and the per share exercise price of Fifth Third common stock purchasable thereunder shall be that specified in the option divided by the exchange ratio.

     Consummation of the merger is subject to various conditions, including approval of the Affiliation Agreement and the merger by shareholders of the Company, as required under

Tennessee law, receipt of customary banking regulatory approvals and satisfaction of certain other conditions.

     Gordon E. Inman, the Company’s Chairman, who owns approximately 42% of the outstanding common stock of the Company, has entered into an agreement with Fifth Third pursuant to which Mr. Inman has agreed to vote his shares of Company stock in favor of the merger.

     The preceding summary of certain provisions of the Affiliation Agreement, a copy of which is filed as an exhibit hereto, is not intended to be complete and is qualified in its entirety by reference to the full text of the Affiliation Agreement.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits:

2.1*	Affiliation Agreement, dated as of July 23, 2002, by and among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation.

99.1	Press release dated July 24, 2002.

*	The exhibits to the Affiliation Agreement are omitted from this filing. The Company agrees to supplementally furnish to the Commission upon request a copy of any such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN FINANCIAL CORPORATION

	By:	/s/ Lisa Musgrove

Lisa Musgrove, Chief Financial Officer

Dated: July 24, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1*	Affiliation Agreement, dated as of July 23, 2002, by and among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation.

99.1	Press release dated July 24, 2002.

*	The exhibits to the Affiliation Agreement are omitted from this filing. The Company agrees to supplementally furnish to the Commission upon request a copy of any such exhibit.